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Center Bancorp, Inc. Reports Fourth Quarter Net Income Available to Common
Shareholders of $4.4 Million or $0.27 Per Share and Full Year 2012 Earnings
Available to Common Shareholders of $17.2 Million or $1.05 Per Share

UNION, N.J., January 25, 2013 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), today reported operating results for the fourth quarter ended December 31, 2012. Net income available to common stockholders amounted to $4.4 million, or $0.27 per fully diluted common share, for the quarter ended December 31, 2012, as compared with net income available to common stockholders of $3.2 million, or $0.20 per fully diluted common share, for the quarter ended December 31, 2011.

For the twelve months ended December 31, 2012, net income available to common stockholders amounted to $17.2 million, or $1.05 per fully diluted common share, compared to $13.1 million, or $0.80 per fully diluted common share, for the same period in 2011.

“Our fourth quarter operating performance remained strong and was characterized by solid revenue growth, positive organic loan generation and a continuation of our stable and favorable asset quality profile. We continue to move forward with momentum in expanding our presence in key markets. With the opening of our Englewood office we are working to solidify and expand the service relationship with our new customers and remain excited by the potential to create incremental shareholder value from our strategic growth. We believe that this type of sequential earnings performance demonstrates the Corporation’s commitment to achieving meaningful growth in earnings performance -- an essential component of providing consistent and favorable long-term returns to our shareholders,” said Anthony C. Weagley, President and Chief Executive Officer of Union Center National Bank.

Highlights for the quarter include:

•	Strong balance sheet with improved credit trends compared to prior year.

•	At December 31, 2012, total loans amounted to $889.7 million, an increase of $134.7 million compared to total loans at December 31, 2011.

•	Noninterest expense decreased $29,000, or 0.47 percent, for the three months ended December 31, 2012 compared to the quarter ended December 31, 2011

•	Reduction in non-performing assets, to 0.31 percent of total assets at December 31, 2012, compared to 0.34 percent at September 30, 2012 and 0.59 percent at December 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 278.9 percent at December 31, 2012 compared to 184.9 percent at September 30, 2012 and 121.5 percent at December 31, 2011.

•	The Tier 1 leverage capital ratio was 9.02 percent at December 31, 2012, compared to 8.96 percent at September 30, 2012, and 9.29 percent at December 31, 2011, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $8.11 at December 31, 2012, compared to $6.60 at December 31, 2011 and $7.90 at September 30, 2012.

•	The efficiency ratio for the fourth quarter of 2012 on an annualized basis was 46.9 percent as compared to 53.7 percent in the fourth quarter of 2011 and 47.7 percent in the third quarter of 2012.

•	Deposits increased $185.5 million to $1.3 billion at December 31, 2012, from $1.1 billion at December 31, 2011 in part as a result of the Saddle River Valley Bank transaction.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Return on average assets	1.11%	1.13%	1.16%	1.16%	1.03%
Return on average equity	11.17%	11.67%	11.96%	12.05%	10.72%
Net interest margin (tax equivalent basis)	3.32%	3.28%	3.29%	3.39%	3.50%
Loans / deposits ratio	68.07%	67.28%	68.70%	68.36%	67.32%
Stockholders’ equity / total assets	9.86%	9.75%	9.86%	9.62%	9.49%
Efficiency ratio (1)	46.9%	47.7%	47.1%	49.3%	53.7%
Book value per common share	$9.14	$8.93	$8.36	$8.01	$7.63
Return on average tangible equity (1)	12.49%	13.12%	13.53%	13.70%	12.25%
Tangible common stockholders’ equity / tangible assets (1)	8.22%	8.09%	8.08%	7.81%	7.61%
Tangible book value per common share (1)	$8.11	$7.90	$7.33	$6.98	$6.60

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Non-performing assets (NPAs) at the end of the fourth quarter totaled $5.0 million, or 0.31 percent of total assets, as compared with $8.5 million, or 0.59 percent, at December 31, 2011 and $5.5 million, or 0.34 percent, at September 30, 2012. "Asset quality remains a primary focus, and our actions with respect to asset quality have placed us near the top of all publicly traded banks and thrifts in the state of New Jersey," said Mr. Weagley. "At the same time, we continue to cautiously maintain our reserves for any potential loan losses."

Net Interest Income

For the three months ended December 31, 2012, total interest income on a fully taxable equivalent basis increased $1.2 million or 8.6 percent, to $14.8 million, compared to the three months ended December 31, 2011. Total interest expense decreased by $260,000, or 8.4 percent, to $2.8 million, for the three months ended December 31, 2012, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $12.0 million for the three months ended December 31, 2012, increasing $1.5 million, or 13.7 percent, from $10.5 million for the comparable period in 2011. Compared to 2011, for the three months ended December 31, 2012, average interest earning assets increased $237.9 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 21 basis points and 18 basis points, respectively. For the quarter ended December 31, 2012, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased to 3.32 percent as compared to 3.50 percent for the same three month period in 2011.

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The 8.4 percent decrease in interest expense reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits. The average cost of funds declined 21 basis points to 0.92 percent from 1.13 percent for the quarter ended December 31, 2011 and on a linked sequential quarter decreased 3 basis points compared to the third quarter of 2012. For the quarter ended December 31, 2012, the Corporation’s annualized net interest spread decreased to 3.19 percent as compared to 3.40 percent for the same three month period in 2011.

Earnings Summary for the Period Ended December 31, 2012

The following tables present condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Net interest income	$11,422	$11,183	$10,546	$10,345	$10,162
Provision for loan losses	100	225	(107)	107	300
Net interest income after provision for loan losses	11,322	10,958	10,653	10,238	9,862
Other income	1,016	2,635	1,604	1,955	1,866
Other expense	6,193	7,507	5,690	5,807	6,222
Income before income tax expense	6,145	6,086	6,567	6,386	5,506
Income tax expense	1,676	1,632	2,214	2,155	1,884
Net income	$4,469	$4,454	$4,353	$4,231	$3,622
Net income available to common stockholders	$4,441	$4,426	$4,269	$4,090	$3,238
Earnings per common share:
Basic	$0.27	$0.27	$0.26	$0.25	$0.20
Diluted	$0.27	$0.27	$0.26	$0.25	$0.20
Weighted average common shares outstanding:
Basic	16,347,564	16,347,088	16,333,653	16,332,327	16,311,193
Diluted	16,363,698	16,362,635	16,341,767	16,338,162	16,327,990

For the twelve months ended December 31, 2012, net interest income on a fully taxable equivalent basis amounted to $45.4 million, compared to $40.6 million for the same period in 2011. For the twelve month period ended December 31, 2012, interest income increased by $4.4 million while interest expense decreased by $401,000 from the same period last year. Compared to the same period in 2011, for the twelve months ended December 31, 2012, average interest earning assets increased $216.7 million while net interest spread and margin decreased on a tax-equivalent basis by 20 basis points and 21 basis points, respectively.

Commenting on the Corporation’s net interest margins, Mr. Weagley remarked: “Prior compression during quarterly periods of 2012, occurred primarily as result of a continued high liquidity pool carried during the periods, which has not been entirely offset by investing activity; however, during the fourth quarter prior action to improve margins started to abate further compression. We expect an improvement in margin, principally given the continued volume of asset deployment into loans from cash and elimination of temporary factors holding the margin down."

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Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Service charges on deposit accounts	$324	$333	$287	$314	$344
Loan related fees	220	85	95	110	149
Net gains on sales of loans held for sale	170	88	100	126	99
Annuities and insurance commissions	67	45	48	44	29
Debit card and ATM fees	125	126	134	132	137
Bank-owned life insurance	282	239	246	251	258
Net investment securities gains (losses)	(201)	763	513	937	817
Bargain gain on acquisition	—	899	—	—	—
Other fees	29	57	181	41	33
Total other income	$1,016	$2,635	$1,604	$1,955	$1,866

Other income decreased $850,000 for the fourth quarter of 2012 compared with the same period in 2011. During the fourth quarter of 2012, the Corporation recorded net investment securities losses of $201,000 compared to $817,000 in net investment securities gains for the same period last year. Excluding net securities losses, the Corporation recorded other income of $1.2 million for the three months ended December 31, 2012 compared to other income, excluding net securities gains, of $1.0 million for the fourth quarter of 2011 and $1.9 million for the three months ended September 30, 2012. The increase in other income in the fourth quarter of 2012 when compared to the fourth quarter of 2011 (excluding securities losses/gains) was primarily from an increase of $71,000 in loan related fees, an increase of $71,000 in gains on loans held for sale, an increase in bank owned life insurance income of $24,000 and an increase of $38,000 in annuities and insurance commissions, partially offset by a $20,000 decline in service charges on deposit accounts, a $12,000 decline in debit card and ATM fees, and a $4,000 decline in other income .

For the twelve months ended December 31, 2012, total other income decreased $268,000 compared to the same period in 2011, as a $899,000 bargain gain on acquisition, $311,000 in higher loan fees and higher net gains on sale of loans held for sale, a $150,000 gain from the sale of judgments and $94,000 in higher annuity commissions were offset by lower net securities gains of $1.6 million and decreases of $121,000 in fee income and $20,000 in BOLI revenue. Excluding net securities gains and losses and the 2012 bargain gain on acquisition, the Corporation recorded other income of $4.3 million for the twelve months ended December 31, 2012 compared to other income, excluding net securities gains, of $3.8 million for the comparable period in 2011, an increase of $455,000 or 11.8 percent.

Total other expense for the fourth quarter of 2012 amounted to $6.2 million, which was approximately $1.3 million or 17.5 percent lower than other expense for the three months ended September 30, 2012; excluding repurchase agreement prepayment and termination fee and acquisition costs incurred during the third quarter of 2012, total other expense increased by $160,000 or 2.7 percent. Employee salaries and benefits increased $12,000, occupancy and equipment expense increased $203,000, stationery and printing expense increased $31,000, bank regulatory related expense increased $5,000, postage and delivery increased $6,000, ATM related expense increased $8,000, and all other expense increased $32,000; these increases were partially offset by decreases in professional and consulting of $17,000, marketing and advertising of $29,000 and computer expense of $28,000.

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Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Salaries	$2,495	$2,505	$2,347	$2,344	$2,290
Employee benefits	710	688	708	774	619
Occupancy and equipment	942	739	606	700	701
Professional and consulting	260	277	294	246	351
Stationery and printing	100	69	96	84	95
FDIC Insurance	293	292	270	299	328
Marketing and advertising	35	64	56	31	15
Computer expense	338	366	362	353	323
Bank regulatory related expenses	82	77	75	78	108
Postage and delivery	61	55	71	79	42
ATM related expenses	72	64	69	62	58
Other real estate owned, net	1	65	22	62	399
Amortization of core deposit intangible	10	10	11	13	12
Repurchase agreement prepayment and termination fee	—	1,012	—	—	—
Acquisition cost	10	472	—	—	—
All other expenses	784	752	703	682	881
Total other expense	$6,193	$7,507	$5,690	$5,807	$6,222

The decrease in other expense for the three months ended December 31, 2012, when compared to the quarter ended December 31, 2011, was approximately $29,000. Decreases primarily included professional and consulting of $91,000, FDIC insurance of $35,000, bank regulatory related expense of $26,000, OREO expense of $398,000 and all other expenses of $97,000. These decreases were partially offset by increases of $296,000 in salaries and benefit expense, $241,000 in occupancy and equipment expense, which primarily reflect the increased costs of the Saddle River Valley Bank acquisition and the new Englewood office.

For the twelve months ended December 31, 2012, total other expense increased $1.8 million, or 7.5 percent, compared to the same period in 2011. Excluding the repurchase agreement prepayment and termination fee and acquisition cost, the increase was $260,000, or 1.1 percent. Increases primarily included salaries and employee benefits of $1.0 million, $40,000 in occupancy and equipment, which primarily reflect the increased costs of the Saddle River Valley Bank acquisition and the new Englewood office , $55,000 in marketing and advertising and $107,000 in computer expense. These increases were partially offset by decreases of $558,000 in FDIC insurance expense, $79,000 in professional and consulting, $248,000 in OREO expense and $82,000 in all other expenses.

Statement of Condition Highlights at December 31, 2012

•	Total assets amounted to $1.6 billion at December 31, 2012.

•	Total loans were $889.7 million at December 31, 2012, increasing $134.7 million, or 17.8 percent, from December 31, 2011. Total real estate loans increased $86.9 million, or 16.1 percent, from December 31, 2011. Commercial loans increased $47.6 million, or 22.2 percent, year over year.

•	Investment securities totaled $554.9 million at December 31, 2012, reflecting an increase of $68.1 million or 14.0 percent from December 31, 2011.

•	Deposits totaled $1.3 billion at December 31, 2012, increasing $185.5 million, or 16.5 percent, since December 31, 2011. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $212.7 million or 21.6 percent from December 31, 2011. Time certificates of deposit of $100,000 or more decreased by $27.2 million or 19.7 percent from December 31, 2011. The increases were attributable to continued core deposit growth in overall segments of the deposit base, as well as the Saddle River Valley Bank transaction.

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•	Borrowings totaled $146.0 million at December 31, 2012, decreasing $15.0 million from December 31, 2011, primarily due to the termination of a $10.0 million repurchase agreement and the prepayment of a $5.0 million FHLB New York advance.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Cash and due from banks	$104,134	$100,106	$73,668	$78,207	$111,101
Interest bearing deposits with banks	2,004	2,002	12,000	—	—
Investment securities:
Available for sale	496,815	509,605	467,190	454,994	414,507
Held to maturity	58,064	56,503	62,997	69,610	72,233
Loans held for sale, at lower of cost or fair value	1,491	1,055	501	2,060	1,018
Loans	889,672	869,998	806,953	788,562	754,992
Allowance for loan losses	(10,237)	(10,240)	(10,221)	(9,754)	(9,602)
Restricted investment in bank stocks, at cost	8,964	8,964	9,139	9,233	9,233
Premises and equipment, net	13,563	13,564	12,218	12,266	12,327
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	54	64	73	85	98
Bank-owned life insurance	34,961	29,679	29,440	29,194	28,943
Other real estate owned	1,300	—	453	558	591
Other assets	12,176	13,975	19,807	24,776	20,493
Total assets	$1,629,765	$1,612,079	$1,501,022	$1,476,595	$1,432,738
Deposits	$1,306,922	$1,293,013	$1,174,649	$1,153,473	$1,121,415
Borrowings	151,155	151,205	166,262	166,155	166,155
Other liabilities	10,997	10,676	12,128	14,886	9,252
Stockholders' equity	160,691	157,185	147,983	142,081	135,916
Total liabilities and stockholders’ equity	$1,629,765	$1,612,079	$1,501,022	$1,476,595	$1,432,738

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)

At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Demand:
Non-interest bearing	$215,071	$192,321	$181,282	$172,342	$167,164
Interest-bearing	217,922	222,660	199,064	197,648	215,523
Savings	216,274	218,732	207,151	209,436	200,930
Money market	493,836	488,189	432,507	411,626	351,237
Time	163,819	171,111	154,645	162,421	186,561
Total deposits	$1,306,922	$1,293,013	$1,174,649	$1,153,473	$1,121,415
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Loans

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)

At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Real estate loans:
Residential	$158,361	$162,070	$147,431	$147,607	$150,749
Commercial	428,673	424,574	381,348	371,855	358,245
Construction	40,272	40,867	33,521	34,093	31,378
Total real estate loans	627,306	627,511	562,300	553,555	540,372
Commercial loans	261,791	242,008	244,294	234,549	214,167
Consumer and other loans	452	324	196	399	436
Total loans before deferred fees and costs	889,549	869,843	806,790	788,503	754,975
Deferred costs, net	123	155	163	59	17
Total loans	$889,672	$869,998	$806,953	$788,562	$754,992

The Corporation’s net loans in the fourth quarter of 2012 increased $19.7 million, to $879.4 million at December 31, 2012, from $859.8 million at September 30, 2012. This includes allowance for loan losses of $10.2 million at both December 31, 2012 and September 30, 2012. The loan growth during the period amounted to approximately $89.2 million in new loans and advances during the fourth quarter. This growth was offset in part by prepayments of $31.5 million coupled with scheduled payments, maturities and payoffs of $38.1 million. Average loans during the fourth quarter of 2012 totaled $864.9 million as compared to $726.0 million during the fourth quarter of 2011, representing a 19.1 percent increase.

At the end of the fourth quarter of 2012, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 30.4 percent of the loan portfolio, commercial real estate loans representing 45.0 percent of the loan portfolio, and personal and other loans representing 20.1 percent of the loan portfolio. Construction and development loans accounted for only 4.5 percent of the loan portfolio. The loan volume increase within the portfolio amounted to $70.4 million in commercial and commercial real estate loans, $8.9 million in construction loans, and $7.6 million in residential mortgage loans. At December 31, 2011, net loans totaled $745.4 million.

At December 31, 2012, the Corporation had $242.2 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $58.1 million in commercial and commercial real estate loans and $10.9 million in residential mortgages expected to fund over the next 90 days.

Asset Quality

Non-accrual loans decreased from $5.0 million at September 30, 2012 to $3.6 million at December 31, 2012. Loans past due 90 days or more and still accruing decreased from $570,000 at September 30, 2012 to $55,000 at December 31, 2012. Other real estate owned at December 31, 2012 was $1.3 million, as compared to zero at September 30, 2012. Performing troubled debt restructured loans, which are performing loans, decreased from $6.9 million at September 30, 2012 to $6.8 million at December 31, 2012, reflecting the receipt of payments of $38,000 on loans in performing status.

"We continued to move forward with resolution of outstanding credit quality issues during the fourth quarter. As previously stated, our approach to credit management and diligence at monitoring and managing problem credits has aided in the continued reduction in the levels of nonaccrual loans and problem credits. Our underwriting and overall credit philosophies remain conservative and have provided the Bank with the high quality well-diversified loan portfolio that the Corporation has today,” commented Mr. Weagley.

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The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)

As of or for the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Non-accrual loans	$3,616	$4,967	$3,943	$7,125	$6,871
Loans 90 days or more past due and still accruing	55	570	1,026	1,062	1,029
Total non-performing loans	3,671	5,537	4,969	8,187	7,900
Other non-performing assets	—	—	—	—	—
Other real estate owned	1,300	—	453	558	591
Total non-performing assets	$4,971	$5,537	$5,422	$8,745	$8,491
Performing troubled debt restructured loans	$6,813	$6,851	$8,736	$6,900	$7,459

Non-performing assets / total assets	0.31%	0.34%	0.36%	0.59%	0.59%
Non-performing loans / total loans	0.41%	0.64%	0.62%	1.04%	1.05%
Net charge-offs (recoveries)	$103	$206	$(574)	$(45)	$234
Net charge-offs (recoveries) / average loans (1)	0.05%	0.10%	(0.29)%	(0.02)%	0.13%
Allowance for loan losses / total loans	1.15%	1.18%	1.27%	1.24%	1.27%
Allowance for loan losses / non-performing loans	278.9%	184.9%	205.7%	119.1%	121.5%

Total assets	$1,629,765	$1,612,079	$1,501,022	$1,476,595	$1,432,738
Total loans	889,672	869,998	806,953	788,562	754,981
Average loans	864,829	850,059	790,382	755,813	725,974
Allowance for loan losses	10,237	10,240	10,221	9,754	9,602

_________________

(1)	Annualized.

At December 31, 2012, non-performing assets totaled $5.0 million, or 0.31 percent of total assets, as compared with $8.5 million, or 0.59 percent, at December 31, 2011 and $5.5 million, or 0.34 percent, at September 30, 2012. The decrease from December 31, 2011 was achieved notwithstanding the addition of several new residential loans (totaling approximately $1.2 million) and construction and commercial loans (totaling approximately $1.0 million) into non-performing status. This was more than offset by decreases from payoffs and pay-downs of $1.7 million, total charge-offs or write downs of $175,000, the transfer to other real estate owned during the last twelve months of $1.3 million and the return to performing status of $3.9 million.

The allowance for loan losses at December 31, 2012 amounted to approximately $10.2 million, or 1.15 percent of total loans. Excluding loans acquired from Saddle River Valley Bank and carried at fair value, the coverage ratio was 1.22 percent, compared to 1.27 percent of total loans at December 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 278.9 percent at December 31, 2012 compared to 121.5 percent at December 31, 2011.

A discussion of the significant components of non-performing assets at December 31, 2012 is outlined below.

•	One non-accrual relationship totaling $2.1 million, secured by senior liens on two separate residential properties, located in Morris County, New Jersey, has been in foreclosure; no material loss to the Corporation is anticipated, although no assurance can be made with respect to the outcome at this time. One of the two loans secured by residential Morris County properties totaling $699,000 was modified, and is current with its modification plan. A deed in lieu was accepted in the amount of $1.3 million on the second property, which was subsequently transferred to OREO. The Corporation is marketing the property for sale.

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▪	Two loans acquired from Saddle River Valley Bank during the third quarter of 2012 were deemed impaired at the time of acquisition.

The fair value at acquisition of the first loan had been calculated at $453,100, a steep discount to the borrower’s true balance. The Corporation has negotiated a full settlement with the borrower in lieu of foreclosure on multiple residential properties in New York State, which is expected to result in proceeds at or about the loan’s fair value. The transaction is expected to be completed in the first quarter of 2013.

The second loan when acquired had a calculated fair value of $310,585. Similarly, the value of this loan was a significant discount to the borrower’s true balance. A sale of the loan, secured with a property in New York State, is expected to close in the first quarter of 2013 at a value in excess of the loan’s fair value.

No assurance can be made with respect to the outcome of either transaction.

Capital

At December 31, 2012, total stockholders' equity amounted to $160.7 million, or 9.86 percent of total assets. Tangible common stockholders' equity was $132.6 million, or 8.22 percent of tangible assets, compared to 7.61 percent at December 31, 2011. Book value per common share was $9.14 at December 31, 2012, compared to $7.63 at December 31, 2011. Tangible book value per common share was $8.11 at December 31, 2012 compared to $6.60 at December 31, 2011.

At December 31, 2012, the Corporation’s Tier 1 leverage capital ratio was 9.02 percent, the Tier 1 risk-based capital ratio was 11.39 percent and the total risk-based capital ratio was 12.22 percent. Tier 1 capital increased to approximately $143.8 million at December 31, 2012 from $129.4 million at December 31, 2011, reflecting an increase in retained earnings.

At December 31, 2012, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

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The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Net income	$4,469	$4,454	$4,353	$4,231	$3,622
Average stockholders’ equity	$160,006	$152,686	$145,607	$140,411	$135,142
Less: Average goodwill and other intangible assets	16,864	16,874	16,884	16,897	16,910
Average tangible stockholders’ equity	$143,142	$135,812	$128,723	$123,514	$118,232

Return on average stockholders’ equity	11.17%	11.67%	11.96%	12.05%	10.72%
Add: Average goodwill and other intangible assets	1.32%	1.45%	1.57%	1.65%	1.53%
Return on average tangible stockholders’ equity	12.49%	13.12%	13.53%	13.70%	12.25%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)

At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Common shares outstanding	16,347,915	16,347,088	16,347,088	16,332,327	16,332,327
Stockholders’ equity	$160,691	$157,185	$147,983	$142,081	$135,916
Less: Preferred stock	11,250	11,250	11,250	11,250	11,250
Less: Goodwill and other intangible assets	16,858	16,868	16,877	16,889	16,902
Tangible common stockholders’ equity	$132,583	$129,067	$119,856	$113,942	$107,764

Book value per common share	$9.14	$8.93	$8.36	$8.01	$7.63
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.03
Tangible book value per common share	$8.11	$7.90	$7.33	$6.98	$6.60

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)

At quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Total assets	$1,629,765	$1,612,079	$1,501,022	$1,476,595	$1,432,738
Less: Goodwill and other intangible assets	16,858	16,868	16,877	16,889	16,902
Tangible assets	$1,612,907	$1,595,211	$1,484,145	$1,459,706	$1,415,836

Total stockholders' equity / total assets	9.86%	9.75%	9.86%	9.62%	9.49%
Tangible common stockholders' equity / tangible assets	8.22%	8.09%	8.08%	7.81%	7.61%

10

Other income is presented in the table below including and excluding net gains. We believe that many investors desire to evaluate other income without regard for gains.

(in thousands)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Other income	$1,016	$2,635	$1,604	$1,955	$1,866
Less: Net investment securities gains (losses)	(201)	763	513	937	817
Less: Bargain gain on acquisition	—	899	—	—	—
Other income, excluding net investment securities gains ( losses) and bargain gain on acquisition	$1,217	$973	$1,091	$1,018	$1,049

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Other expense	$6,193	$7,507	$5,690	$5,807	$6,222
Less: Repurchase agreement termination fee	—	1,012	—	—	—
Less: Acquisition cost	10	472	—	—	—
Other expense, excluding extraordinary items	$6,183	$6,023	$5,690	$5,807	$6,222

Net interest income (tax equivalent basis)	$11,969	$11,663	$10,990	$10,761	$10,531
Other income, excluding net investment securities gains	1,217	973	1,091	1,018	1,049
Total	$13,186	$12,636	$12,081	$11,779	$11,580

Efficiency ratio	46.9%	47.7%	47.1%	49.3%	53.7%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)

For the quarter ended:	12/31/12	9/30/12	6/30/12	3/31/12	12/31/11
Investment securities
Available for sale	$517,179	$508,864	$473,963	$443,109	$409,480
Held to maturity	58,929	60,275	66,626	72,401	69,587
Loans	864,829	850,059	790,382	755,813	725,974
Allowance for loan losses	(10,188)	(10,197)	(9,813)	(9,683)	(9,506)
All other assets	181,306	172,032	177,100	199,631	214,984
Total assets	$1,612,055	$1,581,033	$1,498,258	$1,461,271	$1,410,519
Non-interest bearing deposits	$205,278	$183,858	$173,248	$167,921	$166,027
Interest-bearing deposits	1,079,351	1,066,849	1,002,230	976,958	934,774
Borrowings	151,364	164,294	166,299	166,375	166,155
Other liabilities	16,056	13,346	10,874	9,606	8,421
Stockholders’ equity	160,006	152,686	145,607	140,411	135,142
Total liabilities and stockholders’ equity	$1,612,055	$1,581,033	$1,498,258	$1,461,271	$1,410,519

11

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 15 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. The Bank's primary market area is comprised of Union, Morris and Bergen Counties, New Jersey. Also, the Corporation opened the new Englewood banking center, located in downtown Englewood, NJ, in December.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding our expanding our presence in key markets, our potential to create incremental shareholder value from our strategic growth, growth in earnings performance, the amount of the Small Business Lending Fund dividend and margin improvement, ) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

12

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Audited)
(in thousands, except for share and per share data)	December 31, 2012	December 31, 2011

ASSETS
Cash and due from banks	$104,134	$111,101
Interest bearing deposits with banks	2,004	—
Total cash and cash equivalents	106,138	111,101
Investment securities:
Available for sale	496,815	414,507
Held to maturity (fair value of $62,431 at December 31, 2012 and $74,922 at December 31, 2011)	58,064	72,233
Loans held for sale, at lower of cost or fair value	1,491	1,018
Loans	889,672	754,992
Less: Allowance for loan losses	10,237	9,602
Net loans	879,435	745,390
Restricted investment in bank stocks, at cost	8,964	9,233
Premises and equipment, net	13,563	12,327
Accrued interest receivable	6,849	6,219
Bank-owned life insurance	34,961	28,943
Goodwill	16,804	16,804
Prepaid FDIC assessments	811	1,884
Other real estate owned	1,300	591
Other assets	4,570	12,488
Total assets	$1,629,765	$1,432,738
LIABILITIES
Deposits:
Non-interest bearing	$215,071	$167,164
Interest-bearing:
Time deposits $100 and over	110,835	137,998
Interest-bearing transaction, savings and time deposits less than $100	981,016	816,253
Total deposits	1,306,922	1,121,415
Long-term borrowings	146,000	161,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	10,997	9,252
Total liabilities	1,469,074	1,296,822
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares Series B at December 31, 2012 and December 31, 2011	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at December 31, 2012 and December 31, 2011; outstanding 16,347,915 shares at December 31, 2012 and 16,332,327 shares at December 31, 2011	110,056	110,056
Additional paid in capital	4,801	4,715
Retained earnings	46,753	32,695
Treasury stock, at cost (2,129,497 common shares at December 31, 2012 and 2,145,085 common shares December 31, 2011)	(17,232)	(17,354)
Accumulated other comprehensive income (loss)	5,063	(5,446)
Total stockholders’ equity	160,691	135,916
Total liabilities and stockholders’ equity	$1,629,765	$1,432,738

13

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Interest income
Interest and fees on loans	$10,083	$9,197	$38,921	$36,320
Interest and dividends on investment securities:
Taxable	3,022	3,199	12,269	13,278
Tax-exempt	1,016	717	3,507	1,700
Dividends	141	150	567	629
Interest on federal funds sold and other short-term investment	1	—	8	—
Total interest income	14,263	13,263	55,272	51,927
Interest expense
Interest on certificates of deposit $100 or more	202	270	839	1,215
Interest on other deposits	1,163	1,172	4,569	4,305
Interest on borrowings	1,476	1,659	6,368	6,657
Total interest expense	2,841	3,101	11,776	12,177
Net interest income	11,422	10,162	43,496	39,750
Provision for loan losses	100	300	325	2,448
Net interest income after provision for loan losses	11,322	9,862	43,171	37,302
Other income
Service charges, commissions and fees	449	481	1,775	1,896
Annuities and insurance commissions	67	29	204	110
Bank-owned life insurance	282	258	1,018	1,038
Loan related fees	220	149	510	432
Net gains on sale of loans held for sale	170	99	484	251
Bargain gain on acquisition	—	—	899	—
Other	29	33	308	117
Other-than-temporary impairment losses on investment securities	(538)	(39)	(870)	(342)
Net other-than-temporary impairment losses on investment securities	(538)	(39)	(870)	(342)
Net gains on sale of investment securities	337	856	2,882	3,976
Net investment securities gains (losses)	(201)	817	2,012	3,634
Total other income	1,016	1,866	7,210	7,478
Other expense
Salaries and employee benefits	3,205	2,909	12,571	11,527
Occupancy and equipment	942	701	2,987	2,947
FDIC insurance	293	328	1,154	1,712
Professional and consulting	260	351	1,077	1,156
Stationery and printing	100	95	349	368
Marketing and advertising	35	15	186	131
Computer expense	338	323	1,419	1,312
Other real estate owned, net	1	399	150	398
Repurchase agreement prepayment and termination fee	—	—	1,012	—
Acquisition cost	10	—	482	—
Other	1,009	1,101	3,810	3,892
Total other expense	6,193	6,222	25,197	23,443
Income before income tax expense	6,145	5,506	25,184	21,337
Income tax expense	1,676	1,884	7,677	7,411
Net Income	4,469	3,622	17,507	13,926
Preferred stock dividends and accretion	28	384	281	820
Net income available to common stockholders	$4,441	$3,238	$17,226	$13,106
Earnings per common share
Basic	$0.27	$0.20	$1.05	$0.80
Diluted	$0.27	$0.20	$1.05	$0.80
Weighted Average Common Shares Outstanding
Basic	16,347,564	16,311,193	16,340,197	16,295,761
Diluted	16,363,698	16,327,990	16,351,046	16,314,899

14

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2012	9/30/2012	12/31/2011

Statements of Income Data
Interest income	$14,263	$14,118	$13,263
Interest expense	2,841	2,935	3,101
Net interest income	11,422	11,183	10,162
Provision for loan losses	100	225	300
Net interest income after provision for loan losses	11,322	10,958	9,862
Other income	1,016	2,635	1,866
Other expense	6,193	7,507	6,222
Income before income tax expense	6,145	6,086	5,506
Income tax expense	1,676	1,632	1,884
Net income	$4,469	$4,454	$3,622
Net income available to common stockholders	$4,441	$4,426	$3,238
Earnings per Common Share
Basic	$0.27	$0.27	$0.20
Diluted	$0.27	$0.27	$0.20
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$496,815	$509,605	$414,507
Held for maturity( fair value $62,431, $60,946 and $74,922)	58,064	56,503	72,233
Loans held for sale, at lower of cost or fair value	1,491	1,055	1,018
Loans	889,672	869,998	754,992
Total assets	1,629,765	1,612,079	1,432,738
Deposits	1,306,922	1,293,013	1,121,415
Borrowings	151,155	151,205	166,155
Stockholders' equity	160,691	157,185	135,916
Common Shares Dividend Data
Cash dividends	$899	$899	$489
Cash dividends per share	$0.055	$0.055	$0.030
Dividend payout ratio	20.24%	20.31%	15.10%
Weighted Average Common Shares Outstanding
Basic	16,347,564	16,347,088	16,311,193
Diluted	16,363,698	16,362,635	16,327,990
Operating Ratios
Return on average assets	1.11%	1.13%	1.03%
Return on average equity	11.17%	11.67%	10.72%
Return on average tangible equity	12.49%	13.12%	12.25%
Average equity / average assets	9.93%	9.66%	9.58%
Book value per common share (period-end)	$9.14	$8.93	$7.63
Tangible book value per common share (period-end)	$8.11	$7.90	$6.60
Non-Financial Information (Period-End)
Common stockholders of record	551	554	563
Full-time equivalent staff	178	174	163

15